Exhibit 8.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 4, 2013

Thomas Properties Group, Inc.

515 South Flower Street, 6th Floor

Los Angeles, CA 90071

Re:	Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Thomas Properties Group, Inc., a Delaware corporation (the “Company”) and Thomas Properties Group, L.P., a Maryland limited partnership (“Company LP”), in connection with the Parent Merger, as defined in the Agreement and Plan of Merger dated as of September 4, 2013 by and among Parkway Properties, Inc., a Maryland corporation (“Parent”), Parkway Properties LP, a Delaware limited partnership, (“Parent LP”), PKY Masters, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent LP, the Company, and Company LP (the “Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, originally filed on October 4, 2013, as amended through the effective date thereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Parent and the Company. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent and the Company.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We also have assumed that the transactions related to the Parent Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or the Agreement, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger—Tax Opinions from Counsel Regarding the Parent Merger” does not purport to summarize all possible United States federal income tax consequences of the Parent Merger applicable to the Company’s stockholders, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Parent Merger that are anticipated to be material to the Company’s stockholders, subject to the qualifications, assumptions and limitations set forth in the Registration Statement.

Except as expressly set forth above, we express no other opinion. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the

Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP